Exhibit 99.1

Company Investor/Media Contact:
dj Orthopedics, Inc.
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJ ORTHOPEDICS ANNOUNCES RECORD NET REVENUES AND EARNINGS
FOR FOURTH QUARTER AND FISCAL YEAR  2003

SAN DIEGO, CA January 28, 2004 – dj Orthopedics, Inc., (NYSE: DJO), a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets, today announced record financial results for the fourth quarter and fiscal year ended December 31, 2003.

Net revenues for the fourth quarter of 2003 totaled $54.6 million and include one month of sales from the Company’s recently acquired RegentekTM bone growth stimulation device business, reflecting an increase of 17.0 percent, compared with net revenues of $46.7 million in the fourth quarter of 2002. The Regentek acquisition closed on November 26, 2003.  Excluding Regentek sales, fourth quarter net revenues totaled $50.6 million, an increase of 8.5 percent, compared with net revenues in the fourth quarter of 2002.  The fourth quarter of 2003 included 64 shipping days, while the comparable 2002 period included 63 days.  Net income for the fourth quarter of 2003 was $4.1 million, or $0.21 per share, compared with a net loss of $6.0 million, or $(0.33) per share, for the fourth quarter of 2002.  Net income for the fourth quarter of 2003 was reduced by $0.01 per share due to the impact of short-term Regentek purchase accounting adjustments, which increased costs of goods sold as a result of a step up in the value of acquired inventories, and operating expenses as a result of the amortization of a portion of the intangible value assigned to acquired customer order backlog.  Net loss for the fourth quarter of 2002 included restructuring and other charges totaling $8.5 million ($5.5 million net of income taxes, or $0.31 per share) related to the Company’s performance improvement program in 2002.

For the full year 2003, net revenues totaled $197.9 million, reflecting an increase of 8.4 percent, compared with net revenues of $182.6 million for fiscal 2002.  Excluding sales from Regentek, net sales for 2003 totaled $194.0 million, an increase of 6.2 percent, compared with net revenues for 2002.  Net income for 2003 was $12.1 million, or $0.64 per share, compared with a net loss of $15.2 million, or $(0.85) per share for 2002.

-more-

Net loss for fiscal year 2002 included restructuring and other charges aggregating $25.5 million ($16.3 million net of income taxes, or $0.91 per share) related to the Company’s performance improvement program.

On a pro forma basis, reflecting the Company’s Regentek acquisition as if it had occurred on January 1, 2003, fourth quarter and full year 2003 net revenues were $62.7 million and $240.4 million, respectively, and net income was $4.8 million, or $0.25 per share, and $15.4 million, or $0.82 per share, respectively.

Commenting on the Company’s results, Les Cross, dj Orthopedics’ President and Chief Executive Officer noted, “Our fourth quarter results reflect the dedication, focus and hard work of our employees and distribution partners throughout 2003.  It is gratifying to report record results for our fourth quarter and full year 2003, and to report the Company’s first ever quarter with revenues exceeding $50 million.  The year’s success is the culmination of our focused and carefully executed corporate performance improvement program, which began in 2002, coupled with our growth initiatives in 2003, that have enabled us to accelerate growth in each of our four historical business segments, as well as successfully expand into the bone growth stimulation market with the Regentek acquisition.”

“In looking at our fourth quarter results excluding Regentek sales, we recorded the highest average domestic sales per day in dj Orthopedics’ history.  Our operating margins also remained strong, leading to record profitability for the fourth quarter and strong operating cash flow of $10.0 million. We exited 2003 a larger, stronger dj Orthopedics, and for 2004 we intend to continue to focus on strengthening our market position in the prevention, treatment and rehabilitation of acute and chronic orthopedic and spine conditions.  With a solid foundation in place and a sound plan for 2004, we anticipate that our 2004 revenues will approach $260 million, resulting in earnings per share of approximately $1.00.  The first quarter of 2004 is a short quarter for us with only 61 shipping days.  Accordingly, we are targeting first quarter revenues of approximately $60 million.”

Fourth Quarter Business Highlights:

•                  The Company completed the acquisition of the bone growth stimulation device business from OrthoLogic Corp. in November 2003.  The acquired business now operates as the Company’s Regentek division. Regentek products include the OL1000TM for the noninvasive treatment of nonunion fractures, and SpinaLogic®, a state-of-the-art device used as an adjunct therapy after spinal fusion surgery.

•                  The Company launched five new products during the quarter in shoulder and foot and ankle and also launched its first professional-retail line of soft goods for the European market.

•                  The Company was awarded a new three-year supply contract from Premier, Inc. that commenced December 1, 2003.

•                  The Company initiated operations of a new wholly-owned subsidiary in France for the direct distribution of the Company’s products.

•                  The Company entered into a build-to-suit lease for a new 200,000 square foot facility in Tijuana, Mexico to increase production capacity and consolidate its Mexico manufacturing operations under a single roof.  The Company expects to move into this new facility prior to year-end 2004.

•                  In January 2004, the Company reached a tentative settlement of its outstanding class action lawsuit.  The amount of the tentative settlement is within the limits of the Company’s directors’ and officers’ liability insurance policies and, subject to court approval, should become final within the next several months.

Revenue Segment Information

Net revenues for the fourth quarter of 2003 for the Company’s historical business segments, which are its primary sales channels, DonJoy®, ProCare®, OfficeCare®, and International were $25.1 million, $12.6 million, $7.2 million and $5.8 million respectively, compared to prior year amounts of $23.3 million, $11.7 million, $5.9 million and $5.7 million, respectively.  The Company’s new RegentekTM division is also reported as a new business segment.  Net revenues for the fourth quarter in the Company’s DonJoy, ProCare, OfficeCare and International segments increased 7.4 percent, 7.0 percent, 22.5 percent and 1.8 percent, respectively, over the comparable prior year amounts.  International net revenues in the fourth quarter of 2003 were reduced by approximately $0.8 million compared to the prior year period because of the Company’s fourth quarter 2002 discontinuation of its majority owned Australian subsidiary.  In addition, International revenues in the fourth quarter of 2003 included a $0.6 million benefit from favorable changes in exchange rates compared to the rates in effect in the fourth quarter of 2002.  Excluding Australia, and the foreign exchange impact, local currency international revenues increased 6.4 percent in the fourth quarter of 2003 compared to the similar period a year ago.

Net revenues for the full year 2003 for the Company’s business segments DonJoy, ProCare, OfficeCare, and International were $95.4 million, $47.9 million, $25.6 million and $25.1 million, respectively, compared to prior year amounts of $90.8 million, $46.4 million, $23.0 million and $22.4 million, respectively.

Gross Profit Margin

For the fourth quarter of 2003, the Company reported gross profit of $31.9 million, or 58.3 percent of net revenues.  Excluding Regentek operations, gross profit for the quarter was $28.7 million, or 56.7 percent of net revenues, compared to $21.3 million, or 45.7 percent of net revenues for the fourth quarter of 2002.  Gross profit in the fourth quarter of 2002 was reduced by $1.0 million in charges for reserves for excess inventories related to discontinued products. For the full year 2003, the Company reported gross profit of $112.0 million, or 56.6 percent of net revenues.  Excluding Regentek operations, gross profit for the year was $108.9 million, or 56.1 percent of net revenues, compared to $86.8 million, or 47.5 percent of net revenues for fiscal 2002.  Gross profit for 2002 reflects $5.1 million of aggregate charges for incremental inventory reserves taken in 2002.

Conference Call Information

dj Orthopedics has scheduled an investor conference call to discuss this announcement beginning at 5:00 PM, Eastern Time today, January 28, 2004.  Individuals interested in listening to the conference call may do so by dialing (706) 634-0177, using the reservation code 5034054.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at www.djortho.com, and a recording of the call will be available on the Company’s website.

About dj Orthopedics, Inc.

dj Orthopedics is a global medical device company specializing in rehabilitation and regeneration products for the non-operative orthopedic and spine markets.  The Company’s broad range of over 600 rehabilitation products, including rigid knee braces, soft goods and pain management products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury.  The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery.

The Company sells its products in the United States and in more than 30 other countries through networks of agents, distributors and its direct sales force that market its products to orthopedic and podiatric surgeons, spine surgeons, orthopedic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers and other healthcare professionals.  For additional information on the Company, please visit www.djortho.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements relate to, among other things, the Company’s future growth and profitability, growth strategy, the Company’s plans with respect to the recently acquired bone growth stimulation device business, the Company’s anticipated financial results for 2004, the settlement of the Company’s outstanding class action lawsuit and trends in the markets in which the Company operates.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks relating to: implementing our business strategy relative to the acquisition of the bone growth stimulation device business;  the continued growth of the bone growth stimulation market; outsourcing certain administrative functions relating to our OfficeCare sales channel; our ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; our dependence on orthopedic professionals, agents and distributors for marketing our products; our transition to direct distribution of our products in select foreign countries; our international operations; our quarterly operating results are subject to substantial fluctuations; our high level of indebtedness; the restrictions imposed by the terms of our indebtedness; our ability to generate cash to service our indebtedness; government regulations; developing and protecting our intellectual property; and the effects of healthcare reform, managed care and buying groups on prices of our products.  Other risk factors are detailed in our Annual Report on Form 10-K for the 2002 calendar year, filed on March 28, 2003 with the Securities and Exchange Commission.

Tables to follow

dj Orthopedics, Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net revenues	$54,615	$46,660	$197,939	$182,636
Costs of goods sold	22,764	25,350	85,927	95,878
Gross Profit	31,851	21,310	112,012	86,758
Operating expenses:
Sales and marketing	14,959	14,746	54,067	56,216
General and administrative	5,496	7,763	21,767	26,414
Research and development	1,309	755	4,442	2,922
Amortization of acquired intangibles	464	—	464	—
Impairment of long-lived assets	—	1,261	—	3,666
Performance improvement, restructuring and other	—	3,882	(497)	10,008
Total operating expense	22,228	28,407	80,243	99,226
Income (loss) from operations	9,623	(7,097)	31,769	(12,468)
Interest expense and other, net	(2,894)	(3,048)	(11,718)	(12,088)
Income (loss) before income taxes	6,729	(10,145)	20,051	(24,556)
(Provision) benefit for income taxes	(2,648)	4,173	(7,980)	9,361
Net income (loss)	$4,081	$(5,972)	$12,071	$(15,195)

Net income (loss) per share:
Basic	$0.23	$(0.33)	$0.67	$(0.85)
Diluted	$0.21	$(0.33)	$0.64	$(0.85)
Weighted average shares outstanding used to calculate per share information:
Basic	18,097	17,873	17,963	17,873
Diluted	19,619	17,873	18,791	17,873

Adjusted EBITDA (1)	$12,506	$2,309	$40,640	$19,745

(1)          The Company defines EBITDA as net income (loss) before net interest expense, (provision) benefit for income taxes and depreciation and amortization.  Adjusted EBITDA represents EBITDA, as defined, adjusted to eliminate amounts related to (i) costs and expenses that management does not consider reflective of the Company’s ongoing core operating results and (ii) other adjustments, such as adjustments to add back certain restructuring and other charges, aggregating $25.1 million recorded in 2002 in connection with the Company’s performance improvement program, because the Company was permitted to adjust for these amounts in measuring its performance under its prior bank credit facility.   The following table reconciles net income (loss), which management believes is the most directly comparable GAAP measure, to EBITDA and Adjusted EBITDA:

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002
Net income (loss)	$4,081	$(5,972)	$12,071	$(15,195)
Interest expense, net of interest income	3,055	3,048	12,184	11,887
Income taxes	2,648	(4,173)	7,980	(9,361)
Depreciation and amortization	2,503	1,821	8,186	7,283
EBITDA	12,287	(5,276)	40,421	(5,386)
Net adjustments	219	7,585	219	25,131
Adjusted EBITDA	$12,506	$2,309	$40,640	$19,745

EBITDA and Adjusted EBITDA are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles.   EBITDA and Adjusted EBITDA are not measurements of the Company’s financial performance under GAAP and should not be considered as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP.  The Company presents Adjusted EBITDA because management considers it an important supplemental measure of our performance and believes it is frequently used by securities analysts, investors and other interested parties to evaluate the performance of companies like the Company. Management also uses financial measures similar to Adjusted EBITDA, though subject to certain different adjustments, to measure the Company’s performance under its new credit agreement entered into in November 2003. Management also believes EBITDA and Adjusted EBITDA facilitate comparisons from period to period and company to company by backing out potential differences caused by items such as variations in capital structure, affecting relative interest expense.

EBITDA and Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of the Company’s results reported under GAAP.  Among these limitations are that EBITDA and Adjusted EBITDA do not reflect the Company’s significant interest expense, or the cash requirements necessary to service interest or principal payments on the Company’s indebtedness, do not reflect the Company’s cash expenditures for capital expenditures, and do not reflect changes in, or cash requirements for, working capital.

dj Orthopedics, Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2003	2002
Assets
Current assets:
Cash and cash equivalents	$19,146	$32,085
Accounts receivable, net	43,876	33,705
Inventories, net	15,534	14,583
Deferred tax asset, current portion	11,283	10,247
Other current assets	6,342	4,970
Total current assets	96,181	95,590
Property, plant and equipment, net	15,556	14,082
Goodwill, intangible assets and other assets	161,258	72,568
Deferred tax asset	47,509	55,484
Total assets	$320,504	$237,724

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other accrued liabilities	$29,015	$26,995
Long-term debt, current portion	5,000	1,274
Total current liabilities	34,015	28,269
Long-term debt, less current portion	169,156	108,542
Total stockholders’ equity	117,333	100,913
Total liabilities and stockholders’ equity	$320,504	$237,724

dj Orthopedics, Inc.

Unaudited Segment Information

(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2002	December 31, 2003	December 31, 2002

Net revenues:
DonJoy	$25,067	$23,341	$95,353	$90,796
ProCare	12,550	11,730	47,858	46,444
Regentek	3,989	—	3,989	—
OfficeCare	7,167	5,850	25,631	22,966
International	5,842	5,739	25,108	22,430
Consolidated net revenues	54,615	46,660	197,939	182,636

Gross profit:
DonJoy	14,334	13,530	53,824	53,377
ProCare	5,038	2,417	19,805	11,323
Regentek	3,145	—	3,145	—
OfficeCare	5,840	4,364	20,162	16,829
International	3,494	2,017	15,076	10,325
Gross profit from reportable segments	31,851	22,328	112,012	91,854
Expenses not allocated to segments	—	(1,018)	—	(5,096)
Consolidated gross profit	31,851	21,310	112,012	86,758

Income (loss) from operations:
DonJoy	6,236	5,930	22,437	23,040
ProCare	2,572	186	10,224	2,382
Regentek	537	—	537	—
OfficeCare	1,905	(1,744)	2,801	(4,591)
International	1,001	(599)	6,255	824
Income from reportable segments	12,251	3,773	42,254	21,655
Expenses not allocated to segments	(2,628)	(10,870)	(10,485)	(34,123)
Consolidated income (loss) from operations	$9,623	$(7,097)	$31,769	$(12,468)

dj Orthopedics, Inc.

Unaudited Pro Forma Combined Segment and Statement of Operations Information (1)

(In thousands, except per share data)

		Three Months Ended
	Year ended December 31, 2002	March 29, 2003	June 28, 2003	September 27, 2003	December 31, 2003	Year ended December 31, 2003

Net revenues:
DonJoy	$90,796	$22,854	$23,192	$24,240	$25,067	$95,353
ProCare	46,444	11,267	11,659	12,382	12,550	47,858
Regentek	38,964	10,416	11,522	12,453	12,037	46,428
OfficeCare	22,966	5,822	6,005	6,637	7,167	25,631
International	22,430	7,111	6,564	5,591	5,842	25,108
Consolidated net revenues	221,600	57,470	58,942	61,303	62,663	240,378

Gross profit:
DonJoy	53,377	12,579	13,047	13,864	14,334	53,824
ProCare	11,323	4,460	4,879	5,428	5,038	19,805
Regentek	32,115	8,386	9,895	10,375	10,293	38,949
OfficeCare	16,829	4,410	4,567	5,345	5,840	20,162
International	10,325	4,344	3,673	3,565	3,494	15,076
Gross profit from reportable segments	123,969	34,179	36,061	38,577	38,999	147,816
Expenses not allocated to segments	(5,096)	—	—	—	—	—
Consolidated gross profit	118,873	34,179	36,061	38,577	38,999	147,816

Income (loss) from operations:
DonJoy	23,040	5,008	5,325	5,868	6,236	22,437
ProCare	2,382	2,253	2,526	2,873	2,572	10,224
Regentek	4,859	707	2,361	2,876	2,324	8,268
OfficeCare	(4,591)	132	258	506	1,905	2,801
International	824	2,092	1,623	1,539	1,001	6,255
Income from reportable segments	26,514	10,192	12,093	13,662	14,038	49,985
Expenses not allocated to segments	(34,123)	(3,711)	(2,645)	(1,501)	(2,628)	(10,485)
Consolidated income (loss) from operations	(7,609)	6,481	9,448	12,161	11,410	39,500

Interest expense, net of interest income	(14,365)	(3,571)	(3,616)	(3,632)	(3,615)	(14,434)
Other income (expense)	(200)	149	398	(242)	161	466
Income (loss) before income taxes	(22,174)	3,059	6,230	8,287	7,956	25,532
Benefit (provision) for income taxes	8,453	(1,224)	(2,492)	(3,315)	(3,131)	(10,162)
Net income (loss)	$(13,721)	$1,835	$3,738	$4,972	$4,825	$15,370

Net income (loss) per share:
Basic	$(0.77)	$0.10	$0.21	$0.28	$0.27	$0.86
Diluted	$(0.77)	$0.10	$0.20	$0.26	$0.25	$0.82

Weighted average shares outstanding used to calculate per share information:
Basic	17,873	17,902	17,902	17,945	18,097	17,963
Diluted	17,873	17,941	18,336	18,898	19,619	18,791

Shipping days per period	253	62	64	63	64	253

(1)          The Company’s Regentek acquisition closed effective November 26, 2003. The pro forma information presented, and the underlying pro forma adjustments, have been prepared based on the actual balances of tangible and intangible assets acquired as of the closing date, and accordingly, differ from pro forma amounts previously reported by the Company, which were based upon Regentek financial information as of September 30, 2003.  These differences primarily include the pro forma adjustment to increase costs of goods sold related to the step up in the value of acquired inventories, which decreased by approximately $0.2 million to approximately $0.7 million, and the pro forma adjustment to add amortization expense related to the value assigned to acquired customer order backlog, which decreased by approximately $0.4 million to approximately $0.2 million.

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